Exhibit 3.2

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CORE-MARK HOLDING COMPANY, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Core-Mark Holding Company, LLC (the “Company”), dated as of this 1st day of September, 2021, is entered into by Performance Food Group Company, a Delaware corporation, as the sole member of the Company (the “Member”), which desires to form the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et. seq., as amended from time to time (the “Act”).

RECITALS

WHEREAS, an “authorized person” formed the Company under the name “Longhorn Merger Sub II, LLC” as a limited liability company under the laws of Delaware by causing a Certificate of Formation, dated as of May 14, 2021, filed in the office of the Secretary of State of the State of Delaware on May 14, 2021, in accordance with the provisions of the Act; and

WHEREAS, the Member made and executed a Limited Liability Company Agreement of the Company dated as of May 14, 2021 and wishes to amend and restate such Limited Liability Company Agreement of the Company as of the date hereof.

ARTICLE 1

The Limited Liability Company

1.1 Name. The name of the Company shall be “Core-Mark Holding Company, LLC” and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.2 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.3 Registered Office and Agent. The location of the registered office of the Company shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Company’s Registered Agent at such address shall be National Registered Agents, Inc.

1.4 Term. Subject to the provisions of Article 6 below, the Company shall have perpetual existence.

ARTICLE 2

The Member

2.1 The Member. The name and address of the Member are as follows:

Name	Address
Performance Food Group Company	Performance Food Group Company 12500 West Creek Parkway Richmond, VA 23238

2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

2.4 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

2.5 Admission of Members. Persons or entities may be admitted as members of the Company only upon the prior written approval of the Member.

ARTICLE 3

Management by the Member

3.1 Management of the Company. The management of the Company is fully reserved to the Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company. In managing the business and affairs of the Company and exercising its powers, the Member shall act through resolutions adopted in written consents. Decisions or actions taken by the Member in accordance with this Agreement shall constitute decisions or action by the Company and shall be binding on the Company.

3.2 Officers and Related Persons. The Member shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Member deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties. The initial officers of the Company are:

Name	Title
Patrick Hagerty	President

James Hope	Executive Vice President, Chief Financial Officer & Treasurer

Brent King	Senior Vice President, General Counsel & Secretary

ARTICLE 4

Capital Structure and Contributions

4.1 Capital Structure. The capital structure of the Company shall consist of one class of common units (the “Common Units”). All Common Units shall be identical with each other in every respect. As of the date hereof, the Member owns 100 Common Units, which consists of all of the Common Units issued and outstanding as of the date hereof.

4.2 Capital Contributions. From time to time, the Member may determine that the Company requires capital and may make capital contribution(s) in an amount determined by the Member. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

ARTICLE 5

Profits, Losses and Distributions

5.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Member. In each year, profits and losses shall be allocated entirely to the Member.

5.2 Distributions. The Member shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Units, the determined amount when, as and if declared by the Member. The distributions of the Company shall be allocated entirely to the Member.

ARTICLE 6

Events of Dissolution

The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a) The Member votes for dissolution;

(b) A judicial dissolution of the Company under Section 18-802 of the Act.

No other event, including, without limitation, the death, retirement, resignation, expulsion, bankruptcy or dissolution of the Member, shall cause the dissolution of the Company; provided, however, that in the event of any occurrence resulting in the termination of the continued membership of the last remaining member of the Company, the Company shall be dissolved unless, within 90 days following such event, the personal representative of the last remaining member agrees in writing to continue the Company and to the admission of such personal representative (or any other person or entity designated by such personal representative) as a member of the Company, effective upon the event resulting in the termination of the continued membership of the last remaining member of the Company.

ARTICLE 7

Transfer of Units of the Company

The Member may sell, assign, transfer, convey, gift, exchange, pledge, hypothecate or otherwise dispose of (“Transfer”) any or all of its Common Units to any person or entity; provided, however, that such person or entity to whom such Common Units are Transferred shall be an assignee and shall have no right to participate in the Company’s business and affairs unless and until such person or entity shall be admitted as a member of the Company upon (i) the prior written approval by the Member pursuant to Section 2.5 of this Agreement and (ii) receipt by the Company of a written agreement executed by the person or entity to whom such Common Units are Transferred agreeing to be bound by the terms of this Agreement.

ARTICLE 8

Exculpation and Indemnification

8.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member, nor any officers, directors, stockholders, partners, members, managers, employees, affiliates, representatives or agents of the Member, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted by a Covered Person in good faith in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement; provided such act or omission does not constitute fraud, willful misconduct or gross negligence.

8.2 Indemnification.

(a) Limitation of Liability. To the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), as if it were applicable to the Company, as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), no Covered Person shall be liable to the Company for monetary damages arising from a breach of fiduciary duty owed to the Company by reason of the fact that such Covered Person is or was a member or officer of the Company, or is or was serving at the request of the Company as a manager director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise.

(b) Right to Indemnification. Each Covered Person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a member or officer of the Company or, while a member or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a member or officer or in any other capacity while serving as a member or officer, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL (as if it were applicable to the Company), as the same exists or may hereafter be amended (but, the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a member or officer and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 3(c) of this Article 8 with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Member. The right to indemnification conferred in this Section 3(b) of this Article 8 shall be a contract right and shall include the obligation of the Company to pay the expenses incurred in defending any such Proceeding in advance of its final disposition (an “Advance of expenses”); provided, however, that, if and to the extent that the DGCL (as if it were applicable to the Company) requires an Advance of Expenses incurred by an Indemnitee in his or her capacity as a member or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 8(b) or otherwise. The Company may, by action of the Member, provide indemnification to employees and agents of the Company with the same or lesser scope and effect as the foregoing indemnification of the Member and officers.

(c) Procedure for Indemnification. Any indemnification of a Covered Person that is a member or officer of the Company or Advance of Expenses under Section 3(b) of this Article 8 shall be made promptly, and in any event within forty-five days (or, in the case of an Advance of Expenses, twenty days), upon the written request of the member or officer. If a determination by the Company that the member or officer is entitled to indemnification pursuant to this Article 8 is required, and the Company fails to respond within sixty days to a written request for indemnity, the Company shall be deemed to have approved the request. If the Company denies a written request for indemnification or Advance of Expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an Advance of Expenses, twenty days), the right to indemnification or advances as granted by this Article 8 shall be enforceable by the member or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for the Advance of Expenses where the Undertaking required pursuant to Section 3(b) of this Article 8, if any, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL (as if it were applicable to the Company) for the Company to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Company. Neither the failure of the Company (including the Member or its independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL (as if it were applicable to the Company), nor an actual determination by the Company (including the Member or its independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 3(c) of this Article 8 shall be the same procedure set forth in this Section 3(c) for members or officers, unless otherwise set forth in the action of the Member providing indemnification for such employee or agent.

(d) Insurance. The Company may purchase and maintain insurance on its own behalf and on behalf of any Covered Person who is or was a member, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the DGCL (as if it were applicable to the Company).

(e) Service for Subsidiaries. Any Covered person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, or other enterprise, at least fifty percent (50%) of whose equity interests are owned by the Company (a “Subsidiary”) shall be conclusively presumed to be serving in such capacity at the request of the Company.

(f) Reliance. Persons who after the date of the adoption of this provision become or remain members or officers of the Company or who, while a member or officer of the Company, become or remain a member, officer, employee or agent of a Subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, Advance of Expenses and other rights contained in this Article 8 in entering into or continuing such service. The rights to indemnification and to the Advance of Expenses conferred in this Article 8 shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(g) Non-Exclusivity of Rights. The rights to indemnification and to the Advance of Expenses conferred in this Article 8 shall not be exclusive of any other right which any person may have or hereafter acquire under this Agreement or under any statute, agreement otherwise.

(h) Merger or Consolidation. For purposes of this Article 8, references to the “Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its members, directors, officers and employees or agents, as applicable, so that any person who is or was a member, director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article 8 with respect to the resulting or surviving entity as he or she would have with respect to such constituent entity if its separate existence had continued.

8.3 Amendments. Any repeal or modification of this Article 8 by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article 8, including the right to indemnification and to the advancement of expenses of a Covered Person, existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 9

Miscellaneous

9.1 Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

9.2 Amendments. Amendments to this Agreement and to the Certificate of Formation shall be effective only if approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval.

9.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

9.5 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day first above written.

PERFORMANCE FOOD GROUP COMPANY

By:	/s/ A. Brent King
Name:	A. Brent King
Title:	Senior Vice President, General Counsel and Secretary

[SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT]